Exhibit (d)(37)

Clearwater Investment Trust

AMENDMENT NO. 1 TO THE SUBADVISORY CONTRACT

This Amendment No. 1 to the Subadvisory Contract by and between Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and Parametric Portfolio Associates LLC (the “Subadviser”) on behalf of the Clearwater International Fund (the “Fund”), is made effective as of January 1, 2020.

WHEREAS, the Trust, the Manager and the Subadviser previously entered into a Subadvisory Contract dated as of January 5, 2009 (the “Agreement”); and

WHEREAS, the parties now desire to restate Section 6 of the Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Section 6 of the Agreement is hereby restated in its entirety as follows:

6.        The Manager shall pay to the Subadviser for its services hereunder a fee at the annual rate set forth below based on the Fund’s net assets under the Subadviser’s management.

All assets	0.10%

Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund’s month end net assets under the Subadviser’s management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Agreement shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Agreement is in effect. The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment No. 1 to the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin H. Weyerhaeuser

Name:	Justin H. Weyerhaeuser

Title:	President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ William L. Driscoll

Name:	William L. Driscoll

Title:	President

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ James Barrett

Name:	James Barrett

Title:	Managing Director